Exhibit 99.1
Bowlero Rebrands as Lucky Strike Entertainment
The Rebrand Ushers in a New Era of Entertainment
Richmond, VA -- Bowlero Corporation (NYSE: BOWL), one of the world’s leading operators of location-based entertainment, announced today it will be rebranding to Lucky Strike Entertainment, effective December 12, 2024. This change reflects the company’s evolution and commitment to offering a broader range of entertainment experiences, expanding beyond traditional bowling and positioning Lucky Strike Entertainment as a premier entertainment destination. As a part of this rebrand, Bowlero Corporation will also change its legal name to Lucky Strike Entertainment Corporation and its stock ticker symbol from NYSE: BOWL to NYSE: LUCK, further emphasizing the brand's evolution.

"The rebrand to Lucky Strike Entertainment represents more than a name change; it's a commitment to creating dynamic, all-encompassing entertainment experiences for a wide range of guests," said Thomas Shannon, Founder, Chairman, and CEO of Bowlero Corp. "As Bowlero Corp. continues to expand into new entertainment verticals, we recognize the need for a brand that reflects the full scope of our offerings. This positions the company to embrace a more diverse range of experiences and firmly establishes our future, furthering our leadership in the entertainment landscape.”

Following a comprehensive rebranding initiative led by Kingsland, a New York based branding agency, the company has crafted a new and elevated brand identity that is both approachable and timeless, yet undeniably upscale. Guests can look forward to vibrant settings and enhanced food and beverage offerings, all within an immersive environment.

Key milestones in the rebrand include the transformation of over 75 Bowlero centers into Lucky Strike locations within the next two years, beginning with locations in high-profile markets such as Bowlero Chelsea Piers in Manhattan and Bowlero Tysons Corner in the DC area. This rollout will be highlighted by the debut of flagship locations, including Lucky Strike Beverly Hills in December 2024. The Beverly Hills venue will showcase upscale interiors, and premium entertainment offerings, along with exclusive food and drink menus designed to cater to families, casual visitors, and nightlife enthusiasts.

Moving beyond bowling, this rebranding positions Lucky Strike Entertainment as a versatile entertainment platform, further emphasized by recent acquisitions of water parks and family entertainment center (FEC) locations, including Raging Waves, Big Kahunas, and Boomers Parks. These additions broaden Lucky Strike Entertainment’s portfolio, allowing the brand to offer a variety of experiences across various venues.

In 1997, Thomas Shannon purchased the original Bowlmor Lanes and revolutionized the industry. His vision for upscale bowling and events turned Bowlmor into a Manhattan nightlife hotspot and catapulted it onto the national stage, resulting in new locations nationwide. Today, the company has evolved into a global media and entertainment leader and the largest owner and operator of bowling centers worldwide. With a team of over 12,000 people, more than 13,000 bowling lanes, and new entertainment properties that extend into the sports and media space with their PBA (Professional Bowlers Association) property, the company reaches over 40 million guests annually. Now, as Lucky Strike Entertainment, the company embarks on a new era of growth, reemphasizing the commitment to delivering memorable, high-quality experiences that bring people together. This rebrand signals an exciting transformation, strengthening its role as a premier destination for entertainment beyond bowling.

In closing, Thomas Shannon stated, "From the beginning, our goal was to create spaces where people could celebrate life and have unforgettable experiences. Lucky Strike Entertainment is the culmination of that vision, evolving from a single venue in Manhattan to a leading entertainment brand with a truly expansive offering."

About Lucky Strike Entertainment
Lucky Strike Entertainment is one of the world’s premier location-based entertainment platforms. With over 360 locations across North America, Lucky Strike Entertainment provides experiential offerings in bowling, amusements, water parks, and family entertainment centers. The company also owns the Professional Bowlers Association, the major league of bowling and a growing media property that boasts millions of fans around the globe. For more information on Lucky Strike Entertainment, please visit LuckyStrikeEnt.com.

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